Exhibit 99.1

NEWS
RELEASE

2006-08

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE FIRST QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, May 8, 2006 - Frontier Oil Corporation (NYSE: FTO) today announced record first quarter net income of $57.6 million, or $1.02 per diluted share for the quarter ended March 31, 2006, compared to the prior record first quarter net income of $34.4 million or $0.62 per diluted share, for the quarter ended March 31, 2005.

Frontier’s record results are attributable to outstanding crude oil differentials as well as wide product crack spreads. The light/heavy spread increased to an average $18.99 per barrel for the first quarter of 2006 compared to $14.10 per barrel for the first quarter of 2005. Similarly, the WTI/WTS spread increased to $6.44 per barrel for the recent quarter compared to $4.68 per barrel for the first quarter of 2005. As a result of continued strong demand, the diesel crack spread remained unseasonably high averaging $15.51 per barrel for the first quarter of 2006 compared to $9.92 barrel for the same period of 2005. The gasoline crack spread also increased to $9.22 per barrel for the recent quarter compared to $7.28 for the first quarter of 2005.

Frontier’s crude oil charge for the first quarter of 2006 averaged 149,502 barrels per day (bpd), approximately 13,500 bpd more than the average 136,017 bpd the Company charged in the first quarter of 2005. The first quarter 2006 crude charge rate was negatively impacted by a total steam outage at our Cheyenne Refinery in February of this year, while the first quarter 2005 crude charge rate was reduced as a result of a fluid catalytic cracking unit turnaround at the El Dorado Refinery. Total product sales averaged 164,661 bpd for the first quarter 2006, compared to 145,911 bpd in the first quarter of 2005.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “This is our third consecutive record quarter and our fourth in the last five quarters. We now have the ability to run heavy Canadian crude oil at both of our plants, which has added additional flexibility to an already advantaged crude slate. The gasoline and diesel crack spreads are significantly higher than the five-year average and although crude oil differentials are showing some seasonal tightening, they remain at historically high levels for the second quarter.”

For the three months ending March 31, 2006, Frontier generated $76.9 million in cash before changes in working capital while investing approximately $37.1 million in capital expenditures. Frontier’s cash balance at March 31, 2006 decreased to $208.0 million due primarily to a $65.9 million inventory build associated with linefill for Spearhead pipeline and $58.5 million in dividends paid in the first quarter. There were no borrowings under the Company’s revolving credit facility. Frontier’s cash exceeded its debt by $58.0 million as of March 31, 2006.

The first quarter 2006 results include an after-tax inventory loss of approximately $13,000, or $0.00 per diluted share, compared to a gain of $19.4 million, or $0.35 per diluted share, for the same period of 2005.

Conference Call

A conference call is scheduled for today, May 8, 2006, at 2:00 p.m. eastern time, to discuss the financial results. To access the call, please dial (800) 946-0786. For those individuals outside the United States, please call (719) 457-2662. A recorded replay of the call may be heard through May 22, 2006 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 7541354. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Three Months Ended
	March 31
	2006	2005
INCOME STATEMENT DATA ($000's except per share)
Revenues	$1,012,193	$692,640
Raw material, freight and other costs	833,487	558,323
Refinery operating expenses, excluding depreciation	68,904	61,351
Selling and general expenses, excluding depreciation	8,914	7,043
Operating income before depreciation	100,888	65,923
Depreciation, accretion and amortization	8,867	8,260
Operating income	92,021	57,663
Interest expense and other financing costs	2,435	3,037
Interest and investment income	(2,546)	(737)
Provision for income taxes	34,512	20,927
Net income	$57,620	$34,436
Net income per diluted share	$1.02	$0.62
Average shares outstanding (000's)	56,752	55,955

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$100,888	$65,923
Cash flow before changes in working capital	76,890	57,968
Working capital changes	(126,701)	(79,715)
Net cash used by operating activities	(49,811)	(21,747)
Net cash used by investing activities	(37,089)	(28,471)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	166,202	150,580
Gasoline yields	83,564	67,006
Diesel yields	52,627	49,111
Total sales	164,661	145,911

Refinery operating margins information ($ per bbl)
Refined products revenue	$67.98	$52.79
Raw material, freight and other costs	56.24	42.52
Refinery operating expenses excluding depreciation	4.65	4.67
Refinery depreciation	0.59	0.63

Light/Heavy crude oil differential ($ per bbl)	$18.99	$14.10
WTI/WTS crude oil differential ($ per bbl)	6.44	4.68

BALANCE SHEET DATA ($000's)	March 31, 2006	December 31, 2005
Cash, including cash equivalents (a)	$208,045	$356,065
Working capital	298,866	262,264
Short-term and current debt (b)	-	-
Total long-term debt (c)	150,000	150,000
Shareholders' equity (d)	501,728	445,059
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-13.1%	-86.2%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the three months ended March 31, 2006 and 2005 is reconciled to net income as follows:

	Three Months Ended
	March 31
	2006	2005
	(in thousands)
Net income	$57,620	$34,436
Add provision for income taxes	34,512	20,927
Add interest expense and other financing costs	2,435	3,037
Subtract interest and investment income	(2,546)	(737)
Add depreciation, accretion and amortization	8,867	8,260
EBITDA	100,888	65,923

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